Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-171698) on Form S-8. of our report dated March 21, 2012, relating to our audits of the consolidated balance sheets of CTPartners Executive Search Inc. and Subsidiaries (the “Successor”) as of December 31, 2011 and 2010, the related consolidated statements of operations and stockholders’ equity for the year ended December 31, 2011 and the period December 1, 2010 to December 31, 2010, and the related consolidated statements of operations and members’ equity (deficit) of CTPartners Executive Search LLC and Subsidiaries (the “Predecessor”) for the period January 1, 2010 to November 30, 2010 (the Predecessor period) and the consolidated statements of cash flows of the Successor and Predecessor combined for the years ended December 31, 2011 and 2010, which report appears in this Annual Report on Form 10-K of CTPartners Executive Search Inc. for the year ended December 31, 2011.

Our report refers to the commencement of operations of the Successor on December 1, 2010, as a result in the change in the Company’s tax status and in anticipation of the closing of its initial public offering.

/s/ McGladrey & Pullen, LLP

Cleveland, Ohio

March 21, 2012